Exhibit 99.4

EMPLOYMENT AGREEMENT

(Mark T. Behrman)

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective the 27th day of April 2015 (the “Effective Date”), by and between LSB INDUSTRIES, INC., a Delaware corporation (the “Company”), and MARK T. BEHRMAN (the “Executive”). In consideration of the mutual promises made in this Agreement, the Company and the Executive agree as follows.

WITNESSETH

WHEREAS, the Executive is currently, and has been since the commencement of his employment by the Company on March 3, 2014 (the “Hire Date”), employed by the Company as its Senior Vice-President Corporate Development;

WHEREAS, the Company desires to promote the Executive to serve as the Executive Vice President and Chief Financial Officer of the Company effective as of the 2015 annual meeting of shareholders of the Company (the “Promotion Effective Date”), and the Executive desires to be employed by the Company in such positions, pursuant to the terms as provided herein;

WHEREAS, on the Hire Date, the Company and the Executive entered into a certain Severance Agreement (the “Severance Agreement”), the substantive provisions of which are generally included in this Agreement, and the Company and the Executive will terminate the Severance Agreement as of the Effective Date;

WHEREAS, on the Hire Date, the Company and the Executive entered into a certain Letter Agreement (the “Letter Agreement”), and the Company and the Executive will terminate the Letter Agreement as of the Promotion Effective Date; and

WHEREAS, upon the Promotion Effective Date, the Company and the Executive intend that the terms of the Executive’s employment be amended as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Employment; Term.

1.1	Employment. The Executive is currently employed by the Company as its Senior Vice President, Corporate Development pursuant to the terms and conditions of the Letter Agreement, which terms remain in effect following the Effective Date, except as otherwise expressly modified or superseded by the terms of this Agreement, and upon the Promotion Effective Date, such Letter Agreement shall terminate and will be null and void in all respects. The Company shall continue to employ Executive, and Executive accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement.

1.2	Term. Unless earlier terminated as provided in this Agreement, the initial term of this Agreement shall begin on the Effective Date and end on the third anniversary of the Effective Date (the “Initial Term”). At the end of the Initial Term this Agreement will automatically be extended for one additional year, unless at least six (6) months prior to the expiration of the Initial Term the Company or the Executive shall have given written notice to the other not to extend the term of the Agreement. The Initial Term, as may be extended, is hereinafter referred to as the “Employment Period.”

2. Capacities, Duties and Authority.

2.1	Capacities. Commencing on the Promotion Effective Date, the Executive shall serve as Executive Vice President and Chief Financial Officer of the Company in such capacities, with such duties and authority, for such period, at such level of compensation and with such benefits and upon such other terms and subject to such other conditions, as are set forth in this Agreement.

2.2	Duties and Authority. In his capacity as Executive Vice President and Chief Financial Officer of the Company, the Executive shall participate as a member of the Company’s senior leadership team and shall have the authorities, duties and responsibilities currently exercised by the Company’s current Chief Financial Officer and as are customarily performed by persons acting in such capacity for similarly situated public companies, along with such other authorities, duties and responsibilities as may from time to time be delegated to him by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company (the “CEO”), provided they are consistent with and in the reasonable scope of those customarily exercised by individuals serving in the chief financial officer position. The Executive shall render his services diligently and faithfully and devote the Executive’s best efforts and full professional time and attention to the business and affairs of the Company and the Company’s subsidiaries. During the Employment Period, the Executive shall not serve as a director or principal of any other company or charitable or civic organization without the prior written consent of the Board. The Executive shall be expected to follow and be bound by the terms of the Company’s Code of Ethics for CEO and Senior Financial Officers, as may be amended by the Board from time to time, and any other policies applicable to senior management personnel as the Company from time to time may adopt; provided in any such case the Executive has acknowledged receipt of a copy of any such amended Code or other policy.

2.3	Location. The principal place(s) of employment of the Executive shall be the Company’s executive offices in Oklahoma City, Oklahoma, subject to reasonable travel requirements, consistent with the nature of the Executive’s duties from time to time, for the business of the Company or the Company’s subsidiaries.

3. Compensation.

3.1	Base Salary. Commencing on the Promotion Effective Date, the Executive shall be paid a base salary during the Employment Period at the annual rate of $400,000, payable in accordance with the regular payroll practices of the Company in effect from time to time. The Board or its Compensation and Stock Option Committee (the “Compensation Committee”) shall annually review the Executive’s performance and determine, in its sole discretion, whether or not to increase the Executive’s base salary and, if so, the amount of such increase. The Executive’s base salary may not be decreased without the consent of the Executive. The Executive’s base salary, as increased from time to time, is hereinafter referred to as the “Base Salary.”

3.2	2014 Signing Bonus. If, as of the Promotion Effective Date, the Executive has not already received his previously guaranteed signing bonus of not less than $150,000 for the calendar year ended December 31, 2014, as provided in the Letter Agreement, such bonus shall be paid to the Executive on the earlier date to occur of (a) the date that bonuses are first paid to the Company’s other senior management personnel for the 2014 calendar year and (b) July 1, 2015.

3.3	Annual Bonus. From and after the Promotion Effective Date, the Executive will be eligible for, and considered by the Compensation Committee for, an annual bonus each calendar year, based upon his performance and the financial performance of the Company for such year and such other Company performance guidelines as may be established by the Compensation Committee or the Board in connection with the payment of bonuses by the Company to its senior executive officers (each, an “Annual Bonus”); provided that the amount of the Annual Bonus to be awarded to the Executive for each calendar year during the Employment Period as determined by the Compensation Committee or the Board shall not exceed 150% of the Executive’s Base Salary for the calendar year for which the Annual Bonus is related. Each such Annual Bonus awarded to the Executive by the Compensation Committee shall be paid no later than the earlier date to occur of (a) the date that bonuses for such year are first paid to the Company’s other senior management personnel and (b) July 1 of the year immediately following the year to which such Annual Bonus relates; provided that such date is not prohibited under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (“Section 409A”). Notwithstanding the foregoing provisions of this Section 3.3, in order to be eligible to receive an Annual Bonus for any particular year, the Executive must be employed on December 31st of that year, except as otherwise expressly provided in this Agreement.

4. Equity Awards.

4.1

Option Grant. On the Promotion Effective Date, the Executive shall receive a non-qualified stock option awarded under the Company’s 2008 Stock Incentive Plan (as may be amended from time to time, the “Plan”) to purchase up to 50,000 shares of the Company’s common stock, par value $.10 per share (“Common Stock”), at a price per share equal to the per share closing price of the Common Stock on the last trading day prior to the Promotion Effective Date, which shall be governed by an option agreement, substantially in the form of Exhibit “A” attached hereto.

4.2	Other Equity Plans and Other Programs. The Executive shall be entitled to participate in the Plan and any equity plan or program adopted by the Company and will receive allotments (grants) under such plans and programs commensurate with his level of responsibility in relation to other grants thereunder as determined in the sole discretion of the Board, the Compensation Committee or other committee of the Board designated by the Board for such purpose.

4.3	Acceleration. Notwithstanding anything to the contrary contained in the vesting and exercisability schedule in any stock option or other grant agreement between the Company and the Executive, including without limitation, the Non-Qualified Stock Option Agreement dated March 3, 2014, in the event of (a) a Change in Control (defined below in Section 8.4(h)) and the Executive’s employment with the Company is terminated for any reason (other than by the Company for Cause, as defined in Section 8.1(e) below) within 24 months after the date of such Change in Control or (b) the termination of Executive’s employment hereunder pursuant to any of Sections 8.1(a), (b), (c) and (f) below, all of the Executive’s then outstanding stock options and other equity awards, if any, granted by the Company to the Executive shall, to the extent not already vested, vest in their entirety and, as applicable, become immediately and automatically exercisable commencing on the earlier to occur of (i) the date of such termination of employment after the Company incurs such Change in Control with respect to clause (a) above and (ii) with respect to clause (b) above, the applicable Date of Termination (as defined in Section 8.3 below) and in the manner (and to the extent) expressly set forth in Section 8.4 below with respect to such termination.

5. Fringe Benefits. During the Employment Period, the Executive shall be entitled to participate in and have the benefit of all group life, disability, dental, hospital, surgical and major medical insurance plans and programs and other employee benefit plans and programs as generally are made available to executive personnel of the Company, including any 401(k) or other profit sharing plan, subject to the terms of such plans, as such plans may be adopted, amended, and terminated from time to time. The Executive shall also be added or continued, as the case may be, as an insured under the Company’s officers and directors insurance policy and all other policies which pertain to executive officers of the Company. The Executive shall, at the Executive’s option, receive the use of a Company car or a car allowance of $650 per month, as such amount may be increased from time to time, during the Employment Period, in the sole discretion of the Compensation Committee or the Board.

6. Reimbursement of Expenses. The Company shall pay to the Executive the reasonable expenses incurred by him in the performance of his duties in connection with business related travel or entertainment in accordance with the Company’s policies, as may be amended from time to time, or, if such expenses are paid directly by the Executive, the Company shall promptly reimburse the Executive, subject to presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive in accordance with the Company’s expense reimbursement policy in effect at the time such expenses are incurred.

7. Vacation. The Executive shall be entitled to four (4) weeks of paid vacation per year. The Executive shall use his vacation in the calendar year in which it is accrued.

8. Termination of Employment.

8.1	Termination. The Executive’s employment hereunder shall terminate under the following circumstances:

(a)	Death. The Executive’s employment under this Agreement shall terminate upon his death;

(b)	Disability. If the Executive suffers a Disability (defined below in this Section 8.1(b)), the Company may terminate the Executive’s employment under this Agreement upon written Notice of Termination (defined in Section 8.2 hereof) with respect to such Disability to the Executive at least thirty (30) days prior to the effective Date of Termination (defined in Section 8.3 hereof) for such termination. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform his duties and responsibilities hereunder because of physical or mental illness or incapacity, which condition has (i) continued for a period of one hundred twenty (120) consecutive days, or (ii) existed for an aggregate of one hundred twenty (120) days, even though not consecutive, within any one hundred eighty (180) day period, all as determined by the Board in good faith and supported by medical evidence. Notwithstanding the foregoing, if the Executive has recovered from a Disability and returned to full-time service prior to the Date of Termination set forth in the Notice of Termination relating thereto, the Company may not thereafter terminate the Executive’s employment under this Agreement in respect of such Disability.

(c)	Good Reason. The Executive may terminate his employment under this Agreement for Good Reason (defined below in this Section 8.1(c)) at any time on or prior to the 60th day after the occurrence of any of the Good Reason events set forth in the following sentence; provided, however, that, within thirty (30) days after the occurrence of any such event, the Executive shall have provided the Company with a Notice of Termination with respect to such event and afforded the Company a period of thirty (30) days after its receipt of such Notice of Termination to cure the default that constitutes the Good Reason event relied upon by the Executive for such termination. For purposes of this Agreement, “Good Reason” shall mean the occurrence, during the Employment Period, of any of the following events without the Executive’s prior written consent:

(i)	the failure by the Company to timely comply with its material obligations and agreements contained in the Letter Agreement prior to the Promotion Effective Date or this Agreement, as the case may be, including without limitation in respect of the appointment of the Executive to serve as Executive Vice President and Chief Financial Officer of the Company on the Promotion Effective Date; or

(ii)	the removal of the Executive from the position of, or the loss by the Executive of the title of, (A) Senior Vice-President Corporate Development of the Company prior to the Promotion Effective Date or (B) Executive Vice President or Chief Financial Officer of the Company on or after the Promotion Effective Date; or

(iii)	a material diminution of the authorities, duties or responsibilities of the Executive set forth in (A) the Letter Agreement prior to the Promotion Effective Date or (B) Section 2 of this Agreement on or after the Promotion Effective Date; or

(iv)	the relocation of the Executive to an office outside of the Oklahoma City, Oklahoma metropolitan area.

The parties agree that a termination for Good Reason shall be treated as an involuntary separation under Section 409A.

(d)	Without Good Reason. The Executive may voluntarily terminate his employment under this Agreement without Good Reason upon written Notice of Termination to the Company at least thirty (30) days prior to the effective Date of Termination (which termination the Company may, in its sole discretion, make effective earlier than the date set forth in the Executive’s Notice of Termination).

(e)	Cause. The Company may terminate the Executive’s employment under this Agreement for Cause (defined below in this Section 8.1(e)) at any time after the occurrence of any of the events set forth in the following sentence; provided, however, that the Company shall have provided the Executive with a Notice of Termination with respect to such event and, if such event is set forth in clause (iv) of the following sentence, afforded the Executive the fifteen (15) day period provided in such clause to cure the failure that constitutes such event. For purposes of this Agreement, “Cause” shall mean the occurrence, during the Employment Period, of any of the following events:

(i)	a material and willful violation by the Executive of the then most recent Code of Business Conduct of the Company acknowledged and signed by the Executive or the Confidentiality and Assignment Agreement then in effect between the Company and the Executive;

(ii)	the conviction of the Executive of a felony by a federal or state court of competent jurisdiction;

(iii)	an act or acts of embezzlement of the Company’s assets by the Executive; or

(iv)	the Executive’s willful and continued failure (other than any such failure resulting from the Executive’s incapacity due to a Disability) to (A) substantially perform his obligations under the Letter Agreement or this Agreement, as the case may be, or (B) follow a direct lawful written order from the Board that is within the reasonable scope of and consistent with the Executive’s duties outlined in the Letter Agreement (for the period prior to the Promotion Effective Date) or Section 2 of this Agreement (on or after the Promotion Effective Date), which failure is not cured by the Executive within fifteen (15) days after receipt by the Executive of written notice from the Company that such failure is occurring.

(f)	Without Cause. The Company may terminate the Executive’s employment under this Agreement without Cause immediately upon written Notice of Termination with respect thereto by the Company to the Executive.

For purposes of this Section 8.1, no act, or failure to act, on the part of the Executive shall be considered “willful,” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interests of the Company.

8.2	Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party to this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall set forth the applicable Date of Termination (defined in Section 8.3, below), indicate the specific termination provision in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

8.3

Date of Termination. The “Date of Termination” shall mean (a) if the Executive’s employment is terminated by his death, the date of his death, (b) if the Executive’s employment is terminated pursuant to Section 8.1(b) above, thirty (30) days after Notice of Termination is given, (c) if the Executive’s employment is terminated pursuant to Sections 8.1(c) or 8.1(e) above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, (d) if the Executive’s employment is terminated pursuant to Section 8.1(d) above, the date specified in the Notice of Termination which shall be at least thirty (30) days after Notice of Termination is given, or such earlier date as the Company shall determine, in its sole discretion, and (e) if the Executive’s employment is terminated pursuant to Section 8.1(f) above, the date on which the Notice of Termination is given.

8.4	Obligations of the Company Upon Termination.

(a)	Termination upon Death. In the event of the Executive’s death during the Employment Period, the Company shall pay or provide to the Executive’s estate within 30 days following the Date of Termination (except as otherwise provided in this Section 8.4(a)):

(i)	any earned but unpaid Base Salary through the Date of Termination;

(ii)	reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 6, above, through the Date of Termination;

(iii)	payment for any accrued but unused vacation time in accordance with Company policy;

(iv)	such vested accrued benefits and other payments, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination, other than any severance pay plan ((i) through (iv) of this Section 8.4(a), the “Amounts and Benefits”);

(v)	any bonuses earned by the Executive but remaining unpaid for any year prior to the year in which the Date of Termination occurs (the “Prior Year Bonuses”);

(vi)

a “Pro-Rata Bonus”, which for purposes of this Agreement means (A) in the event the Company has established one or more executive bonus programs with performance goals covering the year in which the Date of Termination occurs, a pro-rata portion of the aggregate bonuses payable under such bonus programs for the year in which the Date of Termination occurs (determined by multiplying the amount of the Executive’s bonus which would be due for the full year by a fraction, the numerator of which is the number of days that the Executive was employed by the Company in the year in which the Date of Termination occurs and the denominator of which is 365), provided that the performance goals established with respect to the entire such year are met, and provided, further, that in the event the Date of Termination occurs prior to the determination of performance goals applicable to the performance period for the year of the Executive’s termination of employment, the performance criteria applicable to the Executive in respect of the Pro-Rata Bonus shall be at least as favorable to the Executive as the most favorable performance criteria applicable for that year to any award to a named executive officer of the Company, within the meaning of Section 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission; or (B) in the event the Company has not established an executive bonus plan with performance goals covering the year in which the Date of Termination occurs, a pro-rata portion of the bonus earned by the Executive (pursuant to Section 3.2 of this Agreement with respect to the 2014 calendar year and pursuant to Section 3.3 of this Agreement with respect to any other calendar year) for the year prior to the year in which the Date of Termination occurs (determined by multiplying the amount of the bonus earned by the Executive for the year prior to the year in which the Date of Termination occurs by a fraction, the numerator of which is the number of days that the Executive was employed by the Company in the year in which the Date of Termination occurs and the denominator of which is 365). If payable under (A), the Pro-Rata Bonus shall be payable in due course pursuant to the terms of the applicable bonus programs and if payable under (B), the Pro-Bonus shall be payable within thirty (30) days following the Date of Termination;

(vii)	subject to (A) the Executive’s (or in the event of the Executive’s death, his dependent’s) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) the Executive’s (or in the event of the Executive’s death, his dependent’s) continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents, as the case may be) for a period of eighteen (18) months at the Company’s expense, provided that the Executive (or eligible dependent) is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease (the benefits and conditions specified in this Section 8.4(a)(vii), “Medical Continuation Benefits”); and

(viii)	in the event a Change in Control shall not have theretofore occurred, notwithstanding anything to the contrary contained herein or in the vesting and exercisability schedule in any stock option or other grant agreement between the Company and the Executive, all of the Executive’s then outstanding stock options and other equity awards, if any, granted by the Company to the Executive pursuant to any such agreement shall, to the extent not already vested, vest in their entirety and, as applicable, become immediately and automatically exercisable commencing on the Date of Termination, with such options and awards remaining exercisable for the lesser of the original option term or twelve (12) months from the date of the Executive’s death.

(b)	Termination Due to Disability. If the Executive’s employment is terminated by the Company due to his Disability during the Employment Period, the Company shall pay or provide to the Executive within 30 days following the Date of Termination (except as otherwise provided in this Section 8.4(b)):

(i)	the Amounts and Benefits;

(ii)	the Prior Year Bonuses;

(iii)	the Pro-Rata Bonus;

(iv)	the Medical Continuation Benefits; and

(v)	in the event a Change in Control shall not have theretofore occurred, notwithstanding anything to the contrary contained herein or in the vesting and exercisability schedule in any stock option or other grant agreement between the Company and the Executive, all of the Executive’s then outstanding stock options and other equity awards, if any, granted by the Company to the Executive pursuant to any such agreement shall, to the extent not already vested, vest in their entirety and, as applicable, become immediately and automatically exercisable commencing on the Date of Termination.

(c)	Termination for Cause or without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason during the Employment Period, the Executive shall receive from the Company the Amounts and Benefits within thirty (30) days of the Date of Termination, the Executive’s non-vested stock options and other non-vested equity awards shall be immediately and automatically forfeited (except as provided otherwise in Section 4.3(a) hereof), the Executive shall be entitled to exercise any of his vested options and other vested equity awards within the sixty (60) consecutive day period immediately following the termination of the Executive’s employment (but not after the original option term), and retain his other vested equity awards, and the Company shall have no further obligation with respect to this Agreement other than as provided in Section 10 below.

(d)	Termination without Cause or for Good Reason (Salary Continuation). If the Executive terminates his employment under this Agreement for Good Reason or the Company terminates the Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability) during the Employment Period, and the Executive has not received and is not entitled to any payment under Section 8.4(f) hereof, then the Company will continue to pay the Executive’s Base Salary for the remainder of the two year period beginning on the Hire Date (the “Salary Continuation Payment”), payable based on the Company’s regular payroll, subject to receipt by the Company of a release executed by the Executive pursuant to and in accordance with Section 8.5 hereof.

(e)	Termination without Cause or for Good Reason (Additional Severance). If the Executive terminates his employment under this Agreement for Good Reason or the Company terminates the Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability) during the Employment Period, and the Executive has not received and is not entitled to any payment under Sections 8.4(f) or (g) hereof, then in addition to the Company paying to the Executive the Salary Continuation Payments pursuant to Section 8.4(d) above, the Company shall pay or provide the Executive within 30 days following the Date of Termination (except as otherwise provided in this Section 8.4(e)):

(i)	the Amounts and Benefits;

(ii)	an amount equal to the sum of all applicable Base Salary for the balance of the Employment Period determined as if such termination had not occurred, less the aggregate amount payable to the Executive, if any, pursuant to Section 8.4(d);

(iii)	the Prior Year Bonuses;

(iv)	the Pro-Rata Bonus;

(v)	the Medical Continuation Benefits; and

(vi)

in the event a Change in Control shall not have theretofore occurred, and the Company has terminated the Executive’s employment under this Agreement without Cause or the Executive has terminated his employment under this Agreement for Good Reason, notwithstanding anything to the contrary contained herein or in the vesting and exercisability schedule in any stock option or other grant agreement between the Company and the Executive, all of the Executive’s then outstanding stock options and other equity awards, if any, granted by the Company to the Executive pursuant to any such agreement shall, to the extent not already vested, vest in their entirety and, as applicable, become immediately and automatically exercisable commencing on the Date of Termination, and the Executive shall be entitled to exercise any of his vested options within the sixty (60) consecutive day period immediately following the Date of Termination (but not after the original option term).

(f)	Termination Following a Change in Control (First 24 Months). If the Executive terminates his employment under this Agreement for Good Reason or the Company terminates the Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability) within 24 months after a Change in Control (defined below in this Section 8.4(f)), then the Company shall pay to the Executive, in cash, in two equal payments, on the Payment Dates (defined below in this Section 8.4(f)), the total amount of 2.9 times the Executive’s Base Amount (defined below in this Section 8.4(f)) (the “Change in Control Payment”), subject to receipt by the Company of a release executed by the Executive pursuant to and in accordance with Section 8.5 hereof. For the purpose of this Agreement, the “Executive’s Base Amount” shall mean the average annual gross compensation (salary and bonus) paid by the Company to the Executive and includible in the Executive’s gross income during the period consisting of the most recent five taxable years ending before the Change in Control; provided, however, that if the Executive has been employed by the Company for less than such five year period immediately preceding the Change in Control, then the “Executive’s Base Amount” shall be the average annual gross compensation (salary and bonus) paid by the Company to the Executive and includible in the Executive’s gross income during the most recent number of taxable years ending before the Change in Control that the Executive was employed by the Company. For purposes of this Agreement, “Payment Dates” shall be the Date of Termination and the day that is one calendar year following the Date of Termination. In addition to the foregoing and subject to the limitations set forth in Section 11.4 of this Agreement, upon a termination of the Executive’s employment as set forth above, the Executive shall be entitled to receive the payments in the amounts contemplated by, and on the dates specified with respect to, Sections 8.4(e)(i), (iii), (iv) and (v). Further, in the event of a Change in Control and the Executive’s employment with the Company is terminated for any reason (other than by the Company for Cause) within 24 months after the date of such Change in Control, all of the Executive’s stock options and other equity awards, if any, granted by the Company to the Executive shall, to the extent not already vested, vest in their entirety and become immediately exercisable pursuant to Section 4.3 hereof.

(g)	Termination Following a Change in Control (25-36 Months). If the Executive terminates his employment under this Agreement for Good

Reason or the Company terminates the Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability) during the period beginning with the 25th month after a Change in Control and ending upon the expiration of the 36th month after a Change in Control, then the Company shall pay to the Executive, in a lump sum cash payment, within 30 days after the Date of Termination, the total amount of the Change in Control Payment, subject to receipt by the Company of a release executed by the Executive pursuant to and in accordance with Section 8.5 hereof. In addition to the foregoing and subject to the limitations set forth in Section 11.4 of this Agreement, upon a termination of the Executive’s employment as set forth above, the Executive shall be entitled to receive the payments in the amounts contemplated by, and on the dates specified with respect to, Sections 8.4(e)(i), (iii), (iv) and (v).

(h)	Change in Control. For purposes of this Agreement, a “Change in Control” means any of the following events occurring during the Change in Control Period:

(i)	individuals who, as of April 1, 2015, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a director subsequent to April 1, 2015, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, or other actual or threatened solicitation of proxies by or on behalf of an individual, entity or group other than the Board relating to the election of the directors of the Company) shall be deemed to be, for purposes of this Agreement, a member of the Incumbent Board; or

(ii)	the date that any one person, or more than one person acting as a group (as defined in Treas. Regs. Section 1.409A-3), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; or

(iii)	the date any one person, or more than one person acting as a group (as defined in Treas. Regs. Section 1.409A-3), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company, other than the acquisition by

(A)	any Person or group, which as of the date hereof has such ownership; or

(B)	any of the Golsen Group (as defined below).

For the purposes of this Agreement, the term “Golsen Group” shall mean:

(1)	Jack E. Golsen;

(2)	the spouse of Jack E. Golsen;

(3)	Barry H. Golsen, Steven J. Golsen and Linda Golsen Rappaport, who are the children of Jack E. Golsen, or any spouse of such children;

(4)	any estate of, or the executor or administrator of any estate of, or any guardian or custodian for, any Person described in subparagraphs (1), (2), or (3), above, so long as such executor, administrator, guardian or custodian is acting only in his, her or its capacity as such;

(5)	any corporation, trust (including any voting trust), general partnership, limited partnership, limited liability company, organization or other entity (whether now existing or hereafter formed) of which at least 80% of the outstanding beneficial voting or equity interest are beneficially owned, directly or indirectly, either (i) by one or more of the Persons described in subparagraphs (1), (2), (3), or (4), above, or (ii) by any combination of one or more of the Persons described in subparagraphs (1), (2), (3), or (4), above; and,

(6)	any other Person (i) who or which is or becomes an Affiliate or Associate of any Person described in subparagraph (1), (2), (3), (4), or (5), above, or (ii) of which any Person described in subparagraph (1), (2), (3), (4), or (5), above, is or becomes an Affiliate or Associate; provided, however, in either case (i) or case (ii) of this subparagraph (6), such other Person is not the Beneficial Owner of 5% or more of the shares of Common Stock of the Company then outstanding (for purposes of determining the number of shares of Common Stock of the Company of which such other Person is the Beneficial Owner under this subparagraph (6), such other Person shall not be deemed to beneficially own shares of any Person described in subparagraphs (1), (2), (3), (4), or (5), above, solely by reason of an Affiliate or Associate relationship of the kind described in (i) or (ii) above in this subparagraph (6)).

For the purposes of this Agreement, the term “Person” shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity. The terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the term “registrant” in the definition of “Associate” meaning, in this case, the Company).

(i)	Payments of Compensation Upon Termination. For the avoidance of doubt, in the event the Executive shall be entitled to receive payments and benefits pursuant to any one of Sections 8.4(a), (b), (c), (d), (e), (f), or (g) above, he shall be entitled to no payments or benefits under any other of such Sections, except as expressly provided otherwise in this Agreement. Notwithstanding any provision to the contrary contained in this Section 8.4, if any bonus amount is based in whole or in part on the results of the audit by the Company’s independent public accountants of the Company’s financial statements for a calendar year, and such amount cannot be paid within the applicable thirty (30) day period provided for herein, then such amount shall be paid no later of March 15 of the calendar year immediately following the calendar year to which it relates.

8.5

Release. The Company’s obligation to pay Executive the Salary Continuation Payment (Section 8.4(d) and the Change in Control Payment (Section 8.4(f) or 8.4(g)), shall be subject to the Executive executing a release of claims against the Company before the end of the Release Expiration Date (defined below) and provided further that nothing contained in such release shall constitute a release of the Company from any obligations it may have to the Executive (a) under this Agreement or any other written agreement between the Executive and the Company in effect as of the Date of Termination; (b) relating to any employee benefit plan, stock option plan, stock option agreement or ownership of the Company’s stock or debt securities; or (c) relating to any rights of indemnification and/or defense under the Company’s certificate of incorporation, bylaws, or coverage under officers and directors insurance. The Company will deliver such release to Executive pursuant to and in accordance with the terms of this Section 8.5 within ten (10) business days following the date on which such termination of employment constitutes a separation of service under the terms of this Agreement, and the Company’s failure to deliver such release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute such release. Assuming timely delivery of the release by the Company, if the release is pursuant to and in accordance with this Section 8.5, and Executive fails to execute such release on or prior to the Release Expiration Date, Executive will not be entitled to any severance payments or benefits otherwise subject to the release condition. In any case where the date of the separation from service and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are subject to the release condition and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. The term “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers to Executive the release contemplated above, or in the event that Executive’s separation from service is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery.

8.6	No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 8 be reduced by any compensation earned by the Executive as the result of the Executive’s employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the Executive’s date of termination.

9. Confidentiality. The Executive’s obligations and responsibilities with respect to the confidential information of the Company are set forth in and governed by the Confidentiality and Assignment Agreement between the Company and the Executive executed by the parties on the Hire Date (“2014 Confidentiality and Assignment Agreement”), as may be amended, modified, or superseded by the parties thereto from time to time.

10. Indemnification. The Company shall indemnify and hold harmless the Executive against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case by reason of or relating to his being or having been an employee, officer or director of the Company or a subsidiary of the Company, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law. Such expenses shall include, without limitation, the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements, provided that such expenses are agreed to in advance by the Company. The foregoing indemnification obligation is independent of any similar obligation provided in the Company’s certificate of incorporation or bylaws, and shall apply with respect to any matters attributable to periods prior to the date of this Agreement, and to matters attributable to the Executive’s employment hereunder, without regard to when asserted. In no event shall the Company be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel, and the Company will not indemnify the Executive for the fees or expenses of the Executive’s counsel in connection with any claim which is being defended by counsel appointed by the Company or the Company’s insurance carrier; provided, however, that if the Executive shall have reasonably concluded (based on the advice of counsel) that there is a conflict of interest between the Company and the Executive for counsel appointed by the Company or the Company’s insurance carrier that would prohibit the counsel retained by the Company or its insurance carrier from representing the Executive, the Company shall reimburse the Executive for the reasonable fees and expenses of one (1) separate counsel for the Executive in connection with such claims, subject to the limitations set forth above in this Section 10.

11. Section 409A and Section 280G of the Code.

11.1	Compliance with Section 409A. It is intended that the provisions of this Agreement comply with or be excepted from Section 409A, as applicable, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which the Executive participates to bring it in compliance with Section 409A to the extent such compliance is required. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

11.2

Separation From Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. If the Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment, the providing of any benefit or any distribution of equity made subject to this Section to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment, the provision of any other benefit or any other distribution of equity that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death. On the first day of the seventh month following the date of the Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein and (y) all distributions of equity delayed pursuant to this Section 11 shall be made to the Executive. In addition to the foregoing, to the extent required by Section 409A(a)(2)(B) of the Code, prior to the occurrence of a Disability termination as provided in this Agreement, the payment of any compensation to the Executive under this Agreement shall be suspended for a period of six months commencing at such time that the Executive shall be deemed to have had a Separation from Service because either (A) a sick leave ceases to be a bona fide sick leave of absence, or (B) the permitted time period for a sick leave of absence expires (an “SFS Disability”), without regard to whether such SFS Disability actually results in a Disability termination. Promptly following the expiration of such six-month period, all compensation suspended pursuant to the foregoing sentence (whether it would have otherwise been payable in a single sum or in installments in the absence of such suspension) shall be paid or reimbursed to the Executive in a lump sum. On any delayed payment date under this Section there shall be paid to the Executive or, if the Executive has died, to his estate, in a single cash lump sum together with the payment of such delayed payment, interest on the aggregate amount of such delayed payment at the Delayed Payment Interest Rate (defined below in this Section 11.2) computed from the date on which such delayed payment otherwise would have been made to the Executive until the date paid. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the short term applicable federal rate provided for in Section 1274(d) of the Code as of the business day immediately preceding the payment date for the applicable delayed payment. To the extent that this Agreement provides for any payments of nonqualified deferred compensation (within the meaning of Section 409A) to be made in installments (including, without limitation, any severance payments), each such installment shall be deemed to be a separate and distinct payment for purposes of Section 409A.

11.3	Reimbursement Provisions. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

11.4

280G Parachute Payments. In the event that any payments or benefits (whether made or provided pursuant to this Agreement or otherwise) provided to Executive constitute “parachute payments”’ within the meaning of Section 280G of the Code (“Parachute Payments”), and will be subject to an excise tax imposed pursuant to Section 4999 of the Code, the Executive’s Parachute Payments will be reduced to an amount determined by the Company in good faith to be the maximum amount that may be provided to the Executive without resulting in any portion of such Parachute Payments being subject to such excise tax (the amount of such reduction, “Cutback Benefits”). The Parachute Payment reduction contemplated by the preceding sentence, if applicable, shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each Parachute Payment and then reducing the Parachute Payment in order beginning with the Parachute Payment with the highest Parachute Payment Ratio. For Parachute Payments with the same Parachute Payment Ratio, such Parachute Payments shall be reduced based on the time of payment of such Parachute Payments, with amounts having later payment dates being reduced first. For Parachute Payments with the same Parachute Payment Ratio and the same time of payment, such Parachute Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Parachute Payments with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Parachute Payment for purposes of Section 280G of the Code and the denominator of which is the intrinsic value of such Parachute Payment.

11.5	Dodd-Frank Requirement. Notwithstanding any provision of this Agreement to the contrary, Executive acknowledges that any incentive-based compensation paid to Executive pursuant hereto may be subject to recovery by the Company under any generally applicable clawback policy which is adopted, as required under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the United States Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company’s common stock may be traded.

12. Miscellaneous.

12.1	Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with those laws, without reference to principles of conflict of laws. The Company and the Executive unconditionally consent to submit to the exclusive jurisdiction of any state or federal court located in Oklahoma County, State of Oklahoma for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to the address set forth below shall be effective service of process for any action, suit or proceeding brought against the Company or the Executive, as the case may be, in any such court.

12.2

No Assignment. The Executive may not delegate his duties or assign his rights hereunder. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company. For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

12.3	Severable. The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision.

12.4	Entire Understanding. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever, it being acknowledged and agreed by the parties, however, that (a) the Letter Agreement shall, except as superseded by the express terms of this Agreement, remain in effect until the Promotion Effective Date, at which time it shall terminate and become null and void and (b) the Severance Agreement shall terminate and become null and void effective as of the Effective Date. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

12.5	Amendment to 2014 Confidentiality and Assignment Agreement. Section 15 of the 2014 Confidentiality and Assignment Agreement, between the Company and the Executive is hereby deleted in its entirety and replaced with the following:

“15. Termination of Employment.

I understand and agree that I or the Company may terminate my employment pursuant to the terms of the Employment Agreement, dated April 27, 2015, between me and the Company (“Employment Agreement”) and that this Confidentiality Agreement shall in no way be construed or operate to change or modify the Employment Agreement or to prevent the Company or me from dispensing with my services pursuant to the terms of the Employment Agreement.”

All of the terms and conditions of the Confidentiality Agreement, as amended by this Section 12.5, shall remain in full force and effect.

12.6	Amendment to 2014 NQSO. The Non-Qualified Stock Option Agreement, effective March 3, 2014, by and between the Company and the Executive, for the purchase of up to 150,000 shares of the Company’s common stock (the “2014 NQSO”) is hereby amended by (a) changing the heading of Section 4.3(d) thereof from “Change of Control” to “Change in Control” and (b) deleting from Section 4.3(d) thereof the phrase “a Change of Control (as defined in the Severance Agreement, dated as of the Grant Date, between the Company and Participant (the “Severance Agreement”))” and inserting the following phrase in lieu thereof:

“a Change in Control (as defined in the Employment Agreement, dated April 27, 2015, between the Company and Participant)”

All of the terms and conditions of the 2014 NQSO, as amended by this Section 12.6, shall remain in full force and effect.

12.7	Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

12.8	Mutual Non-Disparagement. Subject to applicable law, the Executive covenants and agrees that the Executive shall not in any way publicly disparage, call into disrepute, or otherwise defame or slander the Company or any of its subsidiaries, in any manner that would materially damage the business or reputation of the Company or its subsidiaries. The Company covenants and agrees, on behalf of itself and its subsidiaries, that neither the Company, any of its subsidiaries nor any of the officers or directors of the Company or any of its subsidiaries shall in any way publicly disparage, call into disrepute, or otherwise defame or slander the Executive. Nothing in this Section 12.8 shall preclude or restrict the Executive or the Company or any of the subsidiaries of the Company from making truthful statements, including, without limitation, those that are required by applicable law, regulation or in connection with a legal process or proceeding, and the making of such statements shall not be a violation of this subsection.

12.9	Confidential Information and Certain Restrictive Covenants

12.9.1	No Disclosure. Subject to the terms of this Section 12.9, during the Restricted Period (as defined below), the Executive agrees to hold in confidence and not disclose any and all proprietary, secret or confidential information (“Confidential Information”) relating to the Company or the Company’s subsidiaries, which shall have been obtained by the Executive during the Executive’s employment by the Company. Confidential Information is defined as the proprietary, client or business information of the Company, written or in a physical embodiment, including, but not limited to, customer lists, employee lists, financial information, pricing data, sales data, marketing data, or business plans or proposals.

12.9.2	Exception. Notwithstanding the provisions of Section 12.9.1 above, the Executive shall not be held liable for disclosure of information which was in the public domain, or is readily available to the public at the time of its disclosure by the Executive through means unrelated to Executive’s disclosure, or is required to be disclosed in, or in connection with, a legal proceeding or process or is required to be disclosed by law, rule or regulation.

12.9.3	Other Restrictive Covenant. Subject to the terms hereof, the Executive agrees that during the Restricted Period he will not, by or for himself, or as an agent, representative or employee of another, do or attempt to solicit, entice, persuade or induce any individual who is employed by the Company or its subsidiaries (or was so employed within 90 days prior to the Executive’s action) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or its subsidiaries.

12.9.4	Restricted Period. “Restricted Period” is the 12-month period after the date of termination of the Executive’s employment with the Company.

12.9.5	Confidentiality and Assignment Agreement. If any of the restrictions provided in this Section 12.9 are contrary to the requirements or limitations contained in the 2014 Confidentiality and Assignment Agreement, the terms of this Section 12.9 shall be controlling.

13. Notices.

All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

To the Company:

LSB Industries, Inc.

16 South Pennsylvania Avenue

Post Office Box 754

Oklahoma City, OK 73107

Attention: General Counsel

With copies in the same manner to:

Conner & Winters, LLP

1700 One Leadership Square

211 North Robinson

Oklahoma City, OK 73102-71012

Attention: Irwin Steinhorn, Esq.

To the Executive:

Mark T. Behrman

6208 Waterford Blvd, Unit 113

Oklahoma City, OK 73118

With a copy in the same manner to:

Blank Rome LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Attention: Robert Mittman, Esq.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the 27th day of April 2015.

LSB Industries, Inc.:		Executive:

By:	/s/ Barry H. Golsen	/s/ Mark T. Behrman
	Barry H. Golsen,	Mark T. Behrman
Chief Executive Officer

EXHIBIT “A”

MARK T. BEHRMAN

EMPLOYMENT AGREEMENT

LSB INDUSTRIES, INC.

(2008 Stock Incentive Plan)

NON-QUALIFIED

STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is effective as of the Grant Date set forth in paragraph 2 below, by and between LSB INDUSTRIES, INC., a Delaware corporation (the “Company”), and Participant named in paragraph 2 below and a signatory hereto. For valuable consideration, the Company and Participant agree as follows.

1. Background. Participant is an employee, officer or director of the Company or an Affiliate, whom the Compensation and Stock Option Committee of the Board of Directors of the Company (the “Committee”) has selected to receive an award under the Company’s 2008 Stock Incentive Plan (as may be amended from time to time, the “Plan”). The purpose of the award is to retain and motivate Participant by providing Participant the opportunity to acquire a proprietary interest in the Company and to link Participant’s interests and efforts to the long-term interests of the Company’s shareholders.

2. Certain Defined Terms. The following terms will have the meanings ascribed below:

Participant:	Mark T. Behrman

Option Shares:	50,000 shares of the Company’s common
stock, par value $.10 per share

Exercise Price:	[CLOSING PRICE ON LAST TRADING DAY BEFORE THE GRANT DATE] per share

Grant Date:	[June] [ ], 2015

Expiration Date:	[June] [ ], 2025

3. Option Grant. Subject to the terms of the Plan and of this Agreement, the Company hereby grants to Participant the right and option (the “Option”) to purchase all or any portion of the Option Shares on or before the Expiration Date.

4. Terms and Conditions of the Option. The Option will be subject to the terms and conditions of this Plan and the following:

4.1

Exercise of Option. The Exercise Price is the price per share of common stock acquired upon exercise of the Option. The Option will be exercisable as specified herein and in the Plan by written notice directed to the Company at its principal place of business setting forth the exact number of Option Shares that Participant is purchasing. The Option will not be deemed to be exercised until the Exercise Price for the number of Option Shares to be purchased is collected by the Company, and Participant has complied with such other reasonable requirements as the Committee may establish. Payment of the Exercise Price for the number of Option Shares to be acquired upon exercise of the Option will be by (a) check or wire transfer, or (b) only if the date of notice of exercise is not within a “blackout” period or other period during which the Participant is prohibited under law or policies adopted by the Company from trading in the Company’s securities, by tendering by attestation shares of Common Stock already owned by the Participant that on the day prior to the exercise date have a Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option, provided that the Participant must have held for at least six months any such tendered shares that were acquired by the Participant under a Company-sponsored stock compensation program. The Option may not be exercised after the Expiration Date.

4.2	Vesting. The Option will vest and be exercisable in six installments, based upon Participant’s years of continuous employment with the Company or an Affiliate from the Grant Date, as follows:

(a)	the Option will vest as to, and be exercisable for the purchase of, 16.5% of the Option Shares after one year;

(b)	the Option will vest as to, and be exercisable for the purchase of, an additional 16.5% of the Option Shares after two years;

(c)	the Option will vest as to, and be exercisable for the purchase of, an additional 16.5% of the Option Shares after three years;

(d)	the Option will vest as to, and be exercisable for the purchase of, an additional 16.5% of the Option Shares after four years;

(e)	the Option will vest as to, and be exercisable for the purchase of, an additional 16.5% of the Option Shares after five years; and

(f)	the Option will vest as to, and be exercisable for the purchase of, 100% of the Option Shares after six years.

Except as provided in paragraph 4.3 or 4.4 of this Agreement, the Committee will have the sole and absolute discretion to accelerate the time when Participant will become entitled to exercise the Option.

4.3

Acceleration. Notwithstanding anything to the contrary contained herein, in the event of (a) a Change in Control (as defined in the Employment Agreement between the Participant and the Company dated as of April 27, 2015 (the

2

“Employment Agreement”)) and the Participant’s employment with the Company is terminated for any reason (other than by the Company for Cause) within 24 months after the date of such Change in Control or (b) the Participant’s Termination of Service (as defined in the Plan) pursuant to any of Sections 4.4 (a), (b) and (c) below, the Option shall vest in its entirety and become immediately and automatically exercisable for the purchase of all of the Option Shares (to the extent not already exercised) commencing on the earlier to occur of (i) with respect to clause (a) above, the date of such termination of employment with the Company after the date the Company incurs such Change in Control and (ii) with respect to clause (b) above, the applicable date of Termination of Service and in the manner (and to the extent) expressly set forth in Section 4.4 with respect to such Termination of Service.

4.4	Exercise after Termination of Service. The Option may not be exercised after a Termination of Service (as defined in the Plan), except as follows:

(a)	Death. If Participant dies prior to the termination of the Option, then, notwithstanding anything to the contrary contained herein, the Option shall vest in its entirety and become immediately and automatically exercisable for the purchase of all of the Option Shares (to the extent not already exercised), commencing on the date of Participant’s death, and may be exercised by the personal representative of Participant’s estate, or by a person who acquired the right to exercise the Option by bequest, inheritance, or by reason of the death of Participant, from time to time and in whole or in part, until the earlier of the Expiration Date and the first anniversary of the death of Participant; provided that Participant died while an employee of the Company or an Affiliate.

(b)	Disability. If the Termination of Service is on account of a Disability (as defined in the Plan), then, notwithstanding anything to the contrary contained herein, to the extent not already vested, the Option shall vest in its entirety and become immediately and automatically exercisable for the purchase of all of the Option Shares (to the extent not already exercised), commencing on the date of Termination of Service, and may be exercised by the Participant, from time to time and in whole or in part, until the earlier of the Expiration Date and the first anniversary of the date of Termination of Service.

(c)

Termination Without Cause or With Good Reason. If the Termination of Service is a termination by the Company of the Participant’s employment without Cause (other than a Termination of Service by reason of Participant’s death or Disability) or it is a result of Participant’s resignation as a result of Good Reason (each of “Cause” and “Good Reason” as defined in the Employment Agreement), then, notwithstanding anything to the contrary contained herein, to the extent not already vested, the Option shall vest in its entirety and become immediately and automatically exercisable for the purchase of all of the Option Shares (to

3

the extent not already exercised), commencing on the date of Termination of Service, and may be exercised by the Participant, from time to time and in whole or in part, until the earlier of the Expiration Date and the 60th day following the date of Termination of Service.

(d)	Termination With Cause or Without Good Reason. If the Termination of Service is a termination by the Company of the Participant’s employment for “Cause” or by the Participant without Good Reason, the Participant may exercise the Option for a period of sixty (60) days after the date of Termination of Service, but only as to the number of Option Shares that were vested as of the date of Participant’s Termination of Service, except as otherwise expressly provided in Section 4.3(a).

Notwithstanding any provision of this paragraph 4.4, the Option may not be exercised after the Expiration Date.

4.5	Investment Representation. If Option Shares issued pursuant to the exercise of the Option are not subject to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), Participant agrees to represent and warrant in writing at the time of any exercise of the Option or any portion thereof that the Option Shares are being purchased only for investment and without any present intention to sell or distribute such shares, and further agrees that the certificate representing Option Shares so acquired may bear an appropriate legend and will be sold or transferred only in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) or any applicable law, regulation, or rule of any governmental agency.

4.6	Taxes. Participant shall pay all original issue or transfer taxes and all other fees and expenses incident to the issue, transfer, or delivery of Option Shares.

4.7	Not Assignable. The Option or any interest in the Option may not be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except that to the extent permitted by the Committee, in its sole discretion, a Participant may designate on a Company-approved form one or more beneficiaries who may purchase Option Shares under the Option after Participant’s death. During a Participant’s lifetime, the Option may be exercised only by Participant.

4.8	No Rights until Issue. No right to vote or receive dividends or any other rights as a stockholder of the Company will exist with respect to the Option Shares, notwithstanding the exercise of the Option, until the issuance to Participant of a stock certificate or certificates representing such shares.

4

4.9	Anti-dilution. In the event of a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend or other change in the Company’s corporate or capital structure, then the Committee shall make proportional adjustments in the Option and/or the Plan as described in the Plan.

4.10	Delivery of Option Shares. The Company will deliver the Option Shares to be acquired upon the exercise of the Option within a reasonable period following (a) the receipt of the written notice of exercise, (b) collection of payment in full of the Exercise Price for such shares, and (c) Participant’s payment of any tax withholding obligations in accordance with paragraph 6 of this Agreement. If any law, regulation or stock exchange requires the Company to take any action with respect to such shares before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action.

5. The Plan. Participant acknowledges receipt of a copy of the Plan and represents that Participant is familiar with the terms and provisions of the Plan and hereby accepts the Option subject to all such terms and provisions. In addition to the definitions contained in this Agreement, certain words and phrases used in this Agreement may be defined in the Plan.

6. Withholding. Upon the exercise of an Option requiring tax withholding, Participant will be required to pay to the Company for remittance to the appropriate taxing authorities an amount necessary to satisfy the employee’s portion of federal, state and local taxes, if any, incurred by reason of the exercise of an Option.

7. Employment. Nothing in the Plan or in this Agreement shall confer upon Participant any right to continued employment as an employee of the Company or interfere in any way with the right of the Company to terminate Participant’s employment at any time.

8. Transferability of Shares. If a registration statement with respect to the issuance of Option Shares to Participant upon the exercise of the Option or any portion thereof is not in effect at the time of such issuance of Option Shares by the Company, at the time of the proposed transfer of Option Shares, Participant shall not offer, sell, hypothecate, transfer or otherwise dispose of any of the Option Shares issued pursuant to the exercise of the Option or any portion thereof unless either (a) a registration statement with respect to such Option Shares is then in effect under the Securities Act, and any applicable state securities laws, and such offer, sale, transfer or other disposition is accompanied by a prospectus relating to such registration statement and meeting the requirements of the Securities Act; or (b) counsel satisfactory to the Company renders an opinion in writing, addressed to the Company and acceptable to the Company and its counsel, to the effect that, in the opinion of such counsel, such proposed offer, sale, transfer or other disposition of such Option Shares is exempt from the provisions of Section 5 of the Securities Act and the applicable state securities laws in view of the circumstances of such proposed offer, sale, transfer or other disposition.

9. Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, trustees, successors and assigns.

5

[SIGNATURES APPEAR ON NEXT PAGE]

EXECUTED as of the day and year first above written.

LSB INDUSTRIES, INC., a Delaware corporation

By:
Name:
Title:

(the “Company”)

Signature

Mark T. Behrman
Please print name

(“Participant”)

6